FOR IMMEDIATE RELEASE

SBA Communications Completes Merger in Connection with REIT Conversion

Boca Raton, Florida, January 17, 2017

SBA Communications Corporation (NASDAQ: SBAC) (“SBA”) announced today the completion of the previously announced merger of SBA Communications Corporation with and into SBA Communications REIT Corporation (“SBA REIT”), a wholly owned subsidiary of SBA. SBA completed the merger to facilitate its compliance with the rules governing real estate investment trusts (“REITs”) by ensuring the effective adoption of certain charter provisions that implement standard REIT ownership limitations and transfer restrictions related to its capital stock.

As a result of the merger, shareholders of SBA automatically became shareholders of SBA REIT, which changed its name from “SBA Communications REIT Corporation” to “SBA Communications Corporation” as of 11:59 p.m., Eastern Time, on January 13, 2017, the effective time of the Merger, and succeeded to and continued the business and assumed the obligations of SBA immediately prior to the merger. Shares of SBA Class A common stock, par value $0.01 per share, will continue to trade on the NASDAQ Global Select Market under the symbol “SBAC,” effective January 17, 2017.

About SBA Communications Corporation

SBA Communications Corporation is a first choice provider and leading owner and operator of wireless communications infrastructure in North, Central and South America. By “Building Better Wireless,” SBA generates revenue from two primary businesses—site leasing and site development services. SBA’s primary focus is the leasing of antenna space on its multi-tenant towers to a variety of wireless service providers under long-term lease contracts.

Information Concerning Forward-Looking Statements

This press release includes forward-looking statements, including statements concerning SBA’s plans regarding the effects of the adoption of certain charter provisions. These forward-looking statements may be affected by the risks and uncertainties in SBA’s business. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in SBA’s SEC filings, including SBA’s annual report on Form 10-K filed with the SEC on February 26, 2016, SBA’s second quarter Form 10-Q filed with the SEC on August 9, 2016, and SBA’s third quarter Form 10-Q filed on November 9, 2016.

SBA wishes to caution readers that certain important factors may have affected and could in the future affect SBA’s actual results and could cause SBA’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of SBA, including, but not limited to (1) that REIT qualification involves the application of highly technical and complex provisions of the Internal Revenue Code of 1986, as amended, as well as various factual determinations not entirely within SBA’s control and that SBA may fail to qualify as a REIT for the taxable year ending December 31, 2016, and, even if SBA does qualify as a REIT, it may be unable to maintain that qualification, (2) changes in legislation, the Treasury regulations, or Internal Revenue Service interpretations that could adversely impact SBA’s ability to elect to be taxed as a REIT or the benefits of being a REIT, and (3) the ability of SBA to realize the anticipated advantages and benefits of electing REIT status, including a potential reduction in cost of capital and the ability to expand its shareholder base. While SBA currently intends to elect to be taxed as a REIT commencing with its taxable year ending December 31, 2016, SBA reserves the right to cancel or defer the REIT election if the SBA Board of Directors determines that the REIT election is no longer in the best interests of SBA and its shareholders.

Contacts:

Mark DeRussy, CFA

Capital Markets

561-226-9531

Lynne Hopkins

Corporate Communications

561-226-9431

Source: SBA Communications Corporation